Exhibit 99.1

Texas Roadhouse, Inc. Announces First Quarter 2014 Results

LOUISVILLE, KY. (May 5, 2014) — Texas Roadhouse, Inc. (NasdaqGS: TXRH), today announced financial results for the 13 week period ended April 1, 2014.

	First Quarter
($000’s)	2014	2013	% Change

Total revenue	397,142	359,676	10
Income from operations	40,184	38,168	5
Net income	26,465	26,171	1
Diluted EPS	$0.37	$0.37	0

Results for the first quarter included:

•                  Comparable restaurant sales increased 2.8% at company restaurants and 3.8% at franchise restaurants;

•                  Six company and one franchise restaurant were opened;

•                  Restaurant margin, as a percentage of restaurant sales, increased 25 basis points to 19.2%;

•                  Income tax rate increased 280 basis points to 30.7%, primarily due to the expiration of certain federal tax credits at the end of 2013;

•                  Diluted earnings per share was flat at $0.37 compared to the prior period due largely to the increase in the income tax rate mentioned above; and

•                  Repurchased 960,000 shares of our common stock for $24.2 million.

Kent Taylor, Chief Executive Officer of Texas Roadhouse, Inc., commented, “Our operating momentum continued during the first quarter with double-digit revenue growth.  Positive comparable restaurant sales growth, including solid traffic growth, once again drove our top-line results and we are pleased to see our sales momentum extend into the second quarter.  As we look ahead, we believe we are well-positioned for long-term success.  We continue to open restaurants with six openings so far this year.  Beyond new restaurant development, our balance sheet and cash flow remain healthy as we continue to internally fund our growth while returning excess capital to our shareholders through dividend payments and share repurchases.”

2014 Outlook

The Company reported that comparable restaurant sales at company restaurants for the first four weeks of its second quarter of fiscal 2014 increased approximately 1.6% compared to the prior year period.  Additionally, the Company noted that these results were negatively impacted by approximately 1.5% due to the calendar shift of Easter weekend to this four week April period as compared to the Company’s first quarter of the prior year.

Management reiterated the following expectations for 2014:

•                  Positive comparable restaurant sales growth;

•                  25 to 30 company restaurant openings;

•                  Low single digit food cost inflation;

•                  An income tax rate of approximately 30.0% to 31.0% which is higher than the 2013 income tax rate primarily as a result of the expiration of certain federal tax credits at the end of 2013; and

•                  Total capital expenditures of $100.0 to $110.0 million.

Conference Call

The Company is hosting a conference call today, May 5, 2014 at 5:00 p.m. Eastern Time to discuss these results.  The dial-in number is (877) 719-9801 or (719) 325-4834 for international calls.  A replay of the call will be available for one week following the conference call.  To access the replay, please dial (877) 870 -5176 or (858) 384-5517 for international calls, and use 8578726 as the pass code.  There will be a simultaneous Web cast conducted at www.texasroadhouse.com.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates over 425 restaurants system-wide in 48 states and three foreign countries.  For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of the management of the Company.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurants opening; the sales at these and our other company and franchise restaurants; changes in restaurant development or operating costs, such as food and labor; our ability to acquire franchise restaurants; our ability to integrate the franchise restaurants we acquire or other concepts we develop; our ability to continue to generate the necessary cash flows to fund our new restaurant growth, continue our share repurchase program and pay a quarterly cash dividend; strength of consumer spending; pending or future legal claims; conditions beyond our control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting our customers or food supplies; acts of war or terrorism and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  We undertake no obligation to update any forward-looking statements.

# # #

Contacts:

Investor Relations

Tonya Robinson

502-515-7300

Media

Travis Doster

502-638-5457

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	13 Weeks Ended
	April 1, 2014	March 26, 2013
Revenue:
Restaurant sales	$393,956	$356,564
Franchise royalties and fees	3,186	3,112

Total revenue	397,142	359,676

Costs and expenses:
Restaurant operating costs (excluding depreciation and amortization shown separately below):
Cost of sales	134,812	124,552
Labor	114,672	101,661
Rent	8,042	7,057
Other operating	60,853	55,778
Pre-opening	4,277	2,824
Depreciation and amortization	14,085	12,212
Impairment and closure	17	57
General and administrative	20,200	17,367

Total costs and expenses	356,958	321,508

Income from operations	40,184	38,168

Interest expense, net	558	595
Equity income from investments in unconsolidated affiliates	212	180

Income before taxes	39,838	37,753
Provision for income taxes	12,230	10,534

Net income including noncontrolling interests	$27,608	$27,219
Less: Net income attributable to noncontrolling interests	1,143	1,048
Net income attributable to Texas Roadhouse, Inc. and subsidiaries	$26,465	$26,171

Net income per common share attributable to Texas Roadhouse, Inc. and subsidiaries:
Basic	$0.38	$0.38
Diluted	$0.37	$0.37

Weighted average shares outstanding:
Basic	70,132	69,359
Diluted	71,080	70,583

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

		(As Adjusted) (1)
	April 1, 2014	December 31, 2013

Cash and cash equivalents	$90,696	$94,874
Other current assets	42,654	50,869
Property and equipment, net	596,656	586,212
Goodwill	117,197	117,197
Intangible assets, net	7,433	7,876
Other assets	19,903	20,616

Total assets	$874,539	$877,644

Current maturities of long-term debt and obligations under capital leases	240	243
Other current liabilities	177,925	174,937
Long-term debt and obligations under capital leases, excluding current maturities	50,922	50,990
Other liabilities	57,112	57,614
Texas Roadhouse, Inc. and subsidiaries stockholders’ equity	582,140	587,659
Noncontrolling interests	6,200	6,201

Total liabilities and equity	$874,539	$877,644

(1)         December 31, 2013 revised to reflect the impact of adjustments to purchase price accounting related to 2013 acquisitions in accordance with generally accepted accounting principles (“GAAP”).

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	13 Weeks Ended
	April 1, 2014	March 26, 2013

Cash flows from operating activities:
Net income including noncontrolling interests	$27,608	$27,219
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	14,085	12,212
Share-based compensation expense	3,621	3,512
Other noncash adjustments	(284)	(110)
Change in working capital	(66)	(4,062)
Net cash provided by operating activities	44,964	38,771

Cash flows from investing activities:
Capital expenditures - property and equipment	(23,087)	(14,955)
Proceeds from sale of property and equipment, including insurance proceeds	—	132
Net cash used in investing activities	(23,087)	(14,823)

Cash flows from financing activities:
Repurchase of shares of common stock	(24,172)	—
Dividends paid	—	(13,135)
Other financing activities	(1,883)	2,894
Net cash used in financing activities	(26,055)	(10,241)

Net (decrease) increase in cash and cash equivalents	(4,178)	13,707
Cash and cash equivalents - beginning of year	94,874	81,746
Cash and cash equivalents - end of period	$90,696	$95,453

Texas Roadhouse, Inc. and Subsidiaries

Supplemental Financial and Operating Information

($ amounts in thousands, except weekly sales by group and restaurant margin per store week)

(unaudited)

	First Quarter		Change
	2014	2013	vs LY

Restaurant openings
Company - Texas Roadhouse	6	3	3
Company - Other	0	0	0
Franchise - Texas Roadhouse	1	2	(1)
Total	7	5	2

Restaurants open at the end of the quarter
Company - Texas Roadhouse	351	321	30
Company - Other	1	2	(1)
Franchise - Texas Roadhouse	75	74	1
Total	427	397	30

Company-owned restaurants
Restaurant sales	$393,956	$356,564	10.5%
Store weeks	4,524	4,174	8.4%
Comparable restaurant sales growth (1)	2.8%	3.5%
Texas Roadhouse restaurants only:
Comparable restaurant sales growth (1)	2.8%	3.5%
Average unit volume (2)	$1,121	$1,096	2.2%
Weekly sales by group:
Comparable restaurants (310 units)	$86,670
Average unit volume restaurants (19 units)	$78,958
Restaurants less than 6 months old (22 units)	$102,589

Restaurant operating costs (as a % of restaurant sales)
Cost of sales	34.2%	34.9%	(71	)bps
Labor	29.1%	28.5%	60	bps
Rent	2.0%	2.0%	6	bps
Other operating	15.4%	15.6%	(20	)bps
Total	80.8%	81.1%	(25	)bps

Restaurant margin (3)	19.2%	18.9%	25	bps
Restaurant margin $/Store week	$16,706	$16,175	3.3%

Franchise-owned restaurants
Franchise royalties and fees	$3,186	$3,112	2.4%
Store weeks	962	945	1.8%
Comparable restaurant sales growth (1)	3.8%	4.5%
Average unit volume (2)	$1,191	$1,124	5.9%

Pre-opening expense	$4,277	$2,824	51.5%

Depreciation and amortization	$14,085	$12,212	15.3%
As a % of revenue	3.5%	3.4%	15	bps

General and administrative expenses	$20,200	$17,367	16.3%
As a % of revenue	5.1%	4.8%	26	bps

(1)  Comparable restaurant sales growth reflects the change in sales over the same period of the prior year and includes sales from restaurants open 18 months as of the beginning of the measurement period, excluding sales from restaurants closed during the period.

(2)  Average unit volume includes sales from Texas Roadhouse restaurants open six months as of the beginning of the measurement period, excluding sales from restaurants closed during the period.

(3)  Restaurant margin represents restaurant sales less cost of sales, labor, rent and other operating costs (as a percentage of restaurant sales).  Restaurant margin is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance.  Restaurant margin is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative, to income from operations or other similarly titled measures of other companies.

Amounts may not foot due to rounding.